Exhibit 99.1

July 17, 2003 55/03

CHITTENDEN REPORTS EARNINGS; ANNOUNCES QUARTERLY DIVIDEND

Burlington, VT — Chittenden Corporation (NYSE:CHZ) Chairman, President and Chief Executive Officer, Paul A. Perrault, today announced second quarter 2003 net income of $0.51 per diluted share, compared to the $0.47 per diluted share earned in the second quarter of 2002. For the first six months of 2003, earnings were $1.00 per diluted share, compared to $0.92 for the first six months of last year. Chittenden also announced its quarterly dividend of $0.20 per share. The dividend will be paid on August 15, 2003, to shareholders of record on August 1, 2003.

In making the announcement, Perrault said, “We are pleased that our results continue to show progress, as we deal with the weak economy and historically low level of interest rates. Integration of recent acquisitions continues on schedule, and we are implementing those actions that will protect and enhance our earnings and market position.”

On February 28, 2003, Chittenden completed its acquisition of Granite Bank, a $1.1 billion commercial bank headquartered in Keene, NH for $123 million in cash and approximately 4.4 million shares of Chittenden stock valued at $116 million. This transaction has been accounted for as a purchase and, accordingly, Granite Bank’s operations are reflected in Chittenden’s consolidated financial statements from the date of acquisition.

Total assets at June 30, 2003 increased $1.1 billion from year-end and remained consistent with March 31, 2003 levels of $6.0 billion. Total loans increased $623 million from year-end, and remained level from the first quarter at $3.6 billion. The increase from year-end is attributable to the Granite Bank acquisition in the first quarter of 2003. The Company’s commercial loan portfolios have continued to achieve steady growth throughout the year and during the second quarter the municipal loan portfolio experienced its normal trend of payoffs coinciding with the end of the fiscal year for most municipalities in Vermont. The decline in residential real estate loans from the prior quarter is due to heavy pre-payments emanating from the decline in long term interest rates over the last two years.

Total deposits increased $53 million from the first quarter and $741 million from the prior year-end. The increase from the prior year-end primarily relates to the Granite Bank acquisition while the growth from March 31, 2003 is due to increased activity with commercial customers across the franchise. Borrowings declined $29.6 million due to matured FHLB borrowings and customer repurchase agreements.

The net interest margin for the second quarter of 2003 was 4.14%, compared with 4.22% a quarter ago, and 4.69% in the same period of 2002. Net interest income was $56.1 million for the second quarter of 2003 and $48.3 million for the same period a year ago. The net interest margin for the quarter, excluding the impact of Granite Bank, declined slightly to 4.29% compared with 4.33% for the first quarter. The Granite Bank acquisition reduced the Company’s net interest margin primarily due to their higher cost of funds.

For Immediate Release

The provision for loan losses of $2.1 million increased from $1.7 million in the second quarter of 2002 primarily due to a higher mix of commercial loans and a larger loan portfolio. As a percentage of loans, the allowance for loan losses was 1.56% which was effectively flat with year-end, and up from the first quarter ratio of 1.52%. Net charge-off activity on a year-to-date basis totaled $2.6 million compared with $3.0 million for the first six months of 2002. As a percentage of average loans, net charge-offs were 7 basis points in 2003 compared with 10 basis points for the first six months of 2002. Nonperforming assets (NPAs) were $18.0 million at June 30, 2003 compared with $15.0 million at March 31, 2003 and as a percentage of total loans increased to 49 basis points compared to 40 basis points a quarter ago. The increase of $3.0 million from the first quarter of 2003 primarily relates to two commercial credits at Granite Bank, both of which are current on their payments. Loans 90 days past due and still accruing declined $1.2 million to $1.9 million at June 30, 2003. Nonaccrual loans at June 30, 2003 consisted of approximately 177 loans, which were diversified across a range of industries, sectors and geography. Loans with payments less than 30 days past due represent 52% of total loans on nonaccrual.

Chittenden realized $9.7 million of gains on sales of investments for the second quarter of 2003 which was substantially offset by $6.8 million in non-recurring charges related to the Company’s decision to convert its core data processing systems, $600,000 of write-downs related to its CRA low income housing investments, and higher than normal mortgage servicing rights amortization of $1.7 million. The sales of securities during the second quarter were the result of rebalancing the investment portfolio due to the heavy prepayments of mortgage backed securities and callable agencies. The Company strives to keep its investment portfolio balanced equally between agency securities, mortgage backed securities, and corporate bonds.

Chittenden anticipates that the new IT platform will provide a superior level of integration and flexibility crucial to its employees, enhancing their ability to provide top-quality service to customers. Approximately $3.1 million of the charge related to early termination fees payable under the contract with the Company’s current IT provider, while $3.7 million related to the recognition of asset impairments associated with hardware and software that will not be portable to the new system. The conversion also will ensure that Chittenden is able to meet all of its data processing needs with enhanced efficiency and the Company expects to reduce its data processing expense run rate by $5 to $7 million per year once the conversion is completed in the second quarter of 2004.

Continued heavy mortgage refinancing activity and the acquisition of Granite Bank produced gains on sales of loans of $6.1 million for the second quarter compared with $4.4 million for the first quarter. Granite Bank contributed $1.8 million in gains for the second quarter of 2003 as compared to $319,000 in gains for the first quarter. Mortgage servicing income was down from the second quarter of 2002 due to higher amortization of mortgage servicing rights. Service charges on deposits, insurance commissions and retail investments all increased from a year ago, primarily because of the Granite Bank acquisition.

Noninterest expenses were $54.3 million for the second quarter of 2003, up from the $38.6 million for the second quarter of 2002. Salaries and employee benefits increased $6.3 million from the second quarter of 2002 of which Granite Bank represented $4.2 million of the increase. The remaining $2.1 million was attributed to $1.4 million in sales based incentives, and higher benefits expenses of $700,000. Increases in occupancy, amortization of intangibles, and other non-interest expenses were primarily attributable to the inclusion of Granite Bank’s operations for a full quarter.

Income tax expense for the second quarter of 2003 was $10.9 million, up from $8.3 million the same period a year ago. Effective tax rates were 37.0% and 35.1% in the respective periods. There were several drivers of the increased effective tax rate, including higher state income taxes (net of federal benefit), proportionately lower levels of tax-exempt interest income and tax credits from qualified low-income housing projects.

The return on average equity (ROE) was 13.34% for the second quarter of 2003, compared with 15.95% in the same quarter of 2002. This decline from a year ago is due to the issuance of additional equity in the Granite Bank acquisition, and higher unrealized gains on securities available for sale. Excluding the Granite Bank acquisition and the increase in unrealized gains on securities, ROE would have been 15.38% for the just completed quarter. The return on average assets (ROA) for the second quarter of 2003 was 1.26%, down from 1.38% for the second quarter of 2002. The decline in ROA is attributable to the acquisition of Granite Bank, which increased total average assets for the quarter.

Kirk W. Walters, Executive Vice President and Chief Financial Officer of Chittenden Corporation, will host a conference call to discuss these earnings results at 10:30 a.m. eastern time today. Interested parties may access the conference call by calling 877-375-2162 or 973-872-3100 in the New York City area. Participants are asked to call in a few minutes prior to the call in order to register for the event. Internet access to the call is also available (listen only) by going to the Shareholders’ Resource section of the Company’s website at https://www.chittendencorp.com. A replay of the call will be available through July 24, 2003, by calling 877-519-4471 or 973-341-3080 in the New York City area (pin number is 4049434) or by going to the chittendencorp.com website.

The Company may answer one or more questions concerning business and financial developments and trends and other business and financial matters affecting the Company, some of the responses to which may contain information that has not previously been disclosed.

Chittenden is a bank holding company. Its subsidiary banks are Chittenden Bank, The Bank of Western Massachusetts, Flagship Bank and Trust Company, Maine Bank & Trust Company, Ocean National Bank and Granite Bank. Chittenden Bank also operates under the name Mortgage Service Center, and it owns Chittenden Insurance Group, and Chittenden Securities, Inc. Granite Bank operates an insurance agency subsidiary under the name of GSBI Insurance Group. The Company offers a broad range of financial products and services, including deposit accounts and services; consumer, commercial, and public sector loans; insurance; brokerage; and investment and trust services to individuals, businesses, and the public sector. To find out more about Chittenden and its products, visit our web site at www.chittenden.com. Chittenden Corporation news releases, including earnings announcements, are available via fax by calling 800-758-5804. The six-digit code is 124292.

This press release contains statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of Section 21E of the Securities Exchange Act of 1934. Chittenden intends these forward-looking statements to be covered by the safe harbor provisions for forward- looking statements contained in the Private Securities Reform Act of 1995 and are including this statement for purposes of complying with these safe harbor provisions. These forward-looking statements are based on current plans and expectations, which are subject to a number of risk factors and uncertainties that could cause future results to differ from historical performance or future expectations. For further information on these risk factors and uncertainties, please see page 1 of Chittenden’s December 31, 2002 annual report filed on Form 10-K.

CHITTENDEN CORPORATION

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In Thousands)

	6/30/03	3/31/03	12/31/02	6/30/02
ASSETS
Cash and Cash Equivalents	$212,674	$190,537	$192,142	$195,884

Securities Available For Sale	1,769,715	1,714,494	1,497,111	1,232,549
FHLB Stock	24,356	24,356	17,030	14,967
Loans Held For Sale	97,500	98,578	94,874	27,556

Loans:
Commercial	632,816	625,177	568,224	583,557
Municipal	54,917	82,005	77,820	44,107
Real Estate:
Residential	1,199,021	1,238,315	861,706	914,141
Commercial	1,324,943	1,314,095	1,103,897	1,043,889
Construction	113,044	96,859	85,512	78,995

Total Real Estate	2,637,008	2,649,269	2,051,115	2,037,025
Consumer	272,085	272,159	276,704	301,634

Total Loans	3,596,826	3,628,610	2,973,863	2,966,323
Less: Allowance for Loan Losses	(57,591)	(56,708)	(48,197)	(48,994)

Net Loans	3,539,235	3,571,902	2,925,666	2,917,329

Accrued interest receivable	30,208	32,255	27,992	28,051
Other Real Estate Owned	30	37	158	230
Other Assets	46,571	48,737	35,269	36,284
Premises and equipment, net	73,742	72,524	57,074	57,381
Mortgage servicing rights	8,686	9,306	8,491	16,917
Identified Intangibles	24,243	28,282	9,480	10,175
Goodwill	215,721	205,579	55,257	58,249

Total Assets	$6,042,681	$5,996,587	$4,920,544	$4,595,572

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits:
Demand	$864,526	$799,506	$684,077	$627,498
Savings	512,775	503,415	400,616	393,025
NOW and Money Market Accounts	2,392,303	2,365,768	2,118,539	1,922,452
Certificates of Deposit less than $100,000	848,320	874,722	691,467	682,636
Certificates of Deposit $100,000 and Over	249,250	270,627	231,393	198,607

Total Deposits	4,867,174	4,814,038	4,126,092	3,824,218

Borrowings	399,027	428,597	173,654	177,729
Company Obligated, Mandatorily Redeemable Securities Of Subsidiary Trust	125,000	125,000	125,000	125,000
Accrued Expenses and Other Liabilities	83,829	77,627	77,006	69,298

Total Liabilities	5,475,030	5,445,262	4,501,752	4,196,245

Stockholders’ Equity:
Common stock	40,135	40,135	35,749	35,749
Surplus	255,973	256,057	145,191	145,201
Retained earnings	316,472	305,140	294,943	274,266
Treasury stock, at cost	(81,543)	(83,254)	(85,382)	(76,272)
Accumulated other comprehensive income:
Unrealized gains (losses) on securities available for sale	36,375	33,388	28,573	16,604
Accrued minimum pension liability, net of tax	(3,829)	(4,058)	(4,284)	—
Directors deferred compensation to be settled in stock	4,111	3,963	4,052	3,839
Unearned portion of employee restricted stock	(43)	(46)	(50)	(60)

Total Stockholders’ Equity	567,651	551,325	418,792	399,327

Total Liabilities and Stockholders’ Equity	$6,042,681	$5,996,587	$4,920,544	$4,595,572

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CHITTENDEN CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In Thousands, except for per share amounts)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2003	2002	2003	2002
Interest Income:
Interest on Loans	$52,543	$49,656	$100,124	$97,983
Investment securities:
Taxable	18,511	15,328	36,727	28,110
Tax-favored	42	114	87	209
Short-term investments	123	6	135	42

Total Interest Income	71,219	65,104	137,073	126,344

Interest Expense:
Savings	623	1,130	1,258	2,231
NOW and money market	4,659	6,812	9,589	13,882
Certificates of deposits under $100,000	4,694	5,758	9,626	12,064
Certificates of deposits $100,000 and over	1,288	1,583	2,587	3,169
Borrowings	3,855	1,484	6,965	2,147

Total Interest Expense	15,119	16,767	30,025	33,493

Net Interest Income	56,100	48,337	107,048	92,851
Provision for Loan Losses	2,050	1,691	4,100	3,766

Net Interest Income after Provision for Loan Losses	54,050	46,646	102,948	89,085

Noninterest Income:
Investment Management Income	3,841	3,913	7,652	7,885
Service Charges on Deposit Accounts	4,735	4,098	9,128	7,852
Mortgage Servicing Income (loss)	(829)	625	(1,587)	1,315
Gains on Sales of Loans, Net	6,099	1,860	10,535	4,615
Credit Card Income, Net	970	897	1,873	1,689
Gains on Sales of Securities	9,654	95	11,044	323
Insurance Commissions, Net	1,531	882	3,144	1,819
Retail Investment Services	1,314	676	2,210	1,250
Other	2,469	2,517	5,041	4,975

Total Noninterest Income	29,784	15,563	49,040	31,723

Noninterest Expense:
Salaries and Employee Benefits	28,813	22,450	53,951	43,282
Net Occupancy Expense	6,198	4,859	11,676	9,780
Data Processing	2,161	2,818	4,661	5,720
Information Technology Conversion	6,800	—	6,800	—
Amortization of Intangibles	727	348	1,238	583
Other Real Estate Owned, Net	(106)	7	(119)	(161)
Other	9,667	8,115	18,229	15,439

Total Noninterest Expense	54,260	38,597	96,436	74,643

Income Before Income Taxes	29,574	23,612	55,552	46,165
Income Tax Expense	10,947	8,297	20,334	16,027

Net Income	$18,627	$15,315	$35,218	$30,138

Earnings Per Share, Basic	$0.51	$0.48	$1.01	$0.94
Earnings Per Share, Diluted	0.51	0.47	1.00	0.92
Dividends Per Share	0.20	0.20	0.40	0.39

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CHITTENDEN CORPORATION

SELECTED FINANCIAL DATA

(Unaudited)

	6/30/03	3/31/03	12/31/02	6/30/02
Selected Financial Ratios
Return on Average Equity	13.34%	14.53%	17.08%	15.95%
Return on Average Assets	1.26%	1.29%	1.45%	1.38%
Net Yield on Earning Assets	4.14%	4.22%	4.38%	4.69%

Tier 1 Capital Ratio	9.28%	9.22%	12.25%	12.60%
Total Capital Ratio	10.53%	10.47%	13.50%	13.85%
Leverage Ratio	7.22%	8.10%	9.28%	9.55%

Tangible Capital Ratio	5.65%	5.51%	7.30%	7.31%

Common Share Data
Weighted Average Common Shares Outstanding	36,475,443	33,493,106	31,939,820	32,137,282
Weighted Average Common and Common Equivalent Shares Outstanding	36,764,758	33,799,406	32,259,266	32,611,036

Book Value per Common Share	$15.55	$15.14	$13.11	$12.39
Common Shares Outstanding	36,496,930	36,420,367	31,939,470	32,235,058

Credit Quality Data ($ in thousands)
Nonperforming Assets (including OREO)	$17,970	$14,981	$14,960	$10,872
90 days past due and still accruing	1,921	3,106	2,953	2,477

Total	$19,891	$18,087	$17,913	$13,349
Nonperforming Assets to Loans Plus OREO	0.49%	0.40%	0.49%	0.36%
Allowance to Loans	1.56%	1.52%	1.57%	1.64%
Allowance to Nonperforming Loans (excluding OREO)	321.01%	379.48%	325.64%	460.38%

Gross Charge-offs	$2,373	$2,250	$2,992	$2,839
Gross Recoveries	1,206	774	752	758

Net Charge-offs	$1,167	$1,476	$2,240	$2,081

QTD Average Balance Sheet Data ($ in thousands)
Loans, Net	$3,638,769	$3,236,735	$3,007,081	$2,997,613
Earning Assets	5,456,572	4,879,771	4,588,801	4,163,108
Total Assets	5,943,041	5,224,669	4,869,802	4,436,263
Deposits	4,797,953	4,278,877	4,088,425	3,851,574
Stockholders’ Equity	560,209	463,149	413,449	385,039

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